UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                           The Advisory Board Company
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   00762W 10 7
                                 (CUSIP Number)


                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)
 -------------------------------------------------------------------------------

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                  [  ]   Rule 13d-1(b)

                  [  ]   Rule 13d-1(c)

                  [X ]   Rule-13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 00762W 10 7                                      Page 2 of 5 pages

     ___________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jeffrey D. Zients

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,628,066
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,628,066
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,628,066

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No.: 00762W 10 7                                      Page 3 of 5 pages


     Item 1.

     (a) The Advisory Board Company

     (b) The Watergate, 600 New Hampshire Avenue, N.W., Washington, D.C. 20037


     Item 2.

     (a) Jeffrey D. Zients

     (b) The Watergate, 600 New Hampshire Avenue, N.W. Washington, D.C. 20037

     (c) United States of America

     (d) Common Stock, par value $0.01 per share

     (e) 00762W 10 7


     Item 3. Not applicable.


     Item 4. Ownership.

     (a) Amount beneficially owned: 2,628,066

     (b) Percent of class: 13.5%

     (c) Number of shares as to which the person has:

     (i) Sole power to vote or to direct the vote: 2,628,066

     (ii) Shared power to vote or to direct the vote: 0

     (iii) Sole power to dispose or to direct the disposition of: 2,628,066

     (iv) Shared power to dispose or to direct the disposition of: 0


     Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


     Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.


     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable.

CUSIP No.: 00762W 10 7                                      Page 4 of 5 pages


Item 8.     Identification and Classification of Members of the Group.

     Not applicable.


     Item 9. Notice of Dissolution of Group.

     Not applicable.


     Item 10. Certifications.

     Not applicable.

CUSIP No.: 00762W 10 7                                      Page 5 of 5 pages


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February 14, 2003
                                   -----------------------
                                   Date


                                   *
                                   -----------------------
                                   Jeffrey D. Zients

                                   *  By:


                                   /s/  Thomas J. Aprahamian
                                   -------------------------
                                   Thomas J. Aprahamian by
                                   Power of Attorney